Exhibit 99.2

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501


             Level 3 Communications Issues Notice of Redemption for
                 12.875% Senior Discount Notes due 2010, 11.25%
Senior Euro Notes due 2010 and 11.25% Senior Notes due 2010; Launches Two Tender
                   Offers for Notes and Consent Solicitations


BROOMFIELD, Colo., February 15, 2007 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that it called for redemption all of its outstanding $487,801,000 aggregate principal amount of 12 7/8% Senior Notes due 2010 at a price equal to 102.146% of the principal amount thereof, all of its outstanding $95,821,000 of 11.25% Senior Notes due 2010 at a price equal to 101.875% of principal amount thereof and all of its outstanding euro 104,325,000 of 11.25% Senior Euro Notes due 2010 at a price equal to 101.875% of principal amount thereof. The company will pay accrued and unpaid interest on the senior notes to but not including the redemption date. All of these senior notes will be redeemed by the company on March 16, 2007.

Additional information regarding the redemption of these notes is available from The Bank of New York, the trustee with respect to these issues of notes.

Level 3 also announced that its wholly owned subsidiary, Level 3 Financing, Inc., has commenced a tender offer to purchase for cash any and all of Level 3 Financing's $150 million Floating Rate Notes due 2011 for a price equal to $1,080.00 per $1,000 principal amount of the notes, which includes $1,050.00 as the tender offer consideration and $30.00 as a consent payment (the "Level 3 Financing Tender Offer"). Additionally, the company commenced a tender offer to purchase for cash any and all of its $78 million aggregate principal amount of 11% Senior Notes due 2008 for a price equal to $1,054.28 per $1,000 principal amount of the notes, which includes $1,024.28 as the tender offer consideration

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and $30.00 as a consent payment (the "Level 3 Inc. Tender Offer," and together the "Tender Offers.")

In connection with the Tender Offers, Level 3 and Level 3 Financing are soliciting consents to certain proposed amendments to the respective indentures governing the notes that are subject to the Tender Offers to eliminate substantially all of the covenants, certain repurchase rights, certain discharge rights and certain events of default and related provisions contained in those indentures.

With respect to the Level 3 Financing Tender Offer and the Level 3 Inc. Tender Offer, holders of notes validly tendered prior to 12:01 a.m., New York City time on March 1, 2007, unless extended or earlier terminated (the "Consent Time"), if such notes are accepted for purchase, will receive the total consideration. The tender offer is scheduled to expire at 12:01 a.m., New York City time, on March 15, 2007, unless extended or earlier terminated (the "Expiration Date"). Payment for notes validly tendered on or prior to the Consent Time and accepted for purchase will be made promptly after the Consent Time. Holder of notes who validly tender after the Consent Time but prior to the Expiration Date, if such notes are accepted for purchase, will receive the tender offer consideration but will not receive the consent payment. Payment for notes validly tendered after the Consent Time and on or prior to the Expiration Date and accepted for purchase will be made promptly after the Expiration Date. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted notes.

The Tender Offers are also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase. It is a condition to the consummation of the Tender Offers that the holders of at least a majority of the outstanding aggregate principal amount of the notes consent to the amendments to the indenture governing those notes.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the notes that are the subject of the Tender Offers. The Tender Offers may only be made pursuant to the terms of the respective Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Tender Offers are set forth in a separate Offer to Purchase with respect to each Tender Offer that is being sent to holders of the notes. Holders are urged to read the Tender Offer documents carefully. Copies of each Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the Tender Offers, Global Bondholder Services Corporation, at 212-430-3774 and (866) 389-1500 (toll-free).

Merrill Lynch & Co. is the Dealer Manager for the Tender Offers. Questions regarding the Tender Offers may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and 212-449-4914.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit the Web site www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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